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                                                              Exhibit 99.1(a)(4)


February 5, 2003

TO:      <employee name>

FROM:    Bernard L. Schwartz, Chairman and Chief Executive Officer

RE:      Stock Option Exchange Program

Loral is distinguished by the high caliber of its workforce. Especially in these difficult economic times, you are to be commended for your commitment to the company and your efforts to ensure its long-term success.

We recognize that the past year's substantial decline in stock prices, generally, and in our stock in particular, has resulted in your Loral stock options being "under water." These options do not currently provide employees with the benefit that was intended, that is, to help you build equity through your ownership of Loral. Now is a time when we need motivated employees, committed to the long term, in order for our company to reach its full potential. It is vital that our employees' interests continue to be aligned with those of our stockholders and that you have the opportunity to share in the value created when our stock price increases.

Accordingly, we are pleased to advise you that Loral's board of directors has approved a plan to offer employees an opportunity to exchange existing employee stock options for new options.

The basic concept is to offer each option holder a chance to voluntarily exchange his or her current Loral options, with an exercise price of $2.00 or more, for new options. The rules that govern these plans require participants to surrender those options against the company's obligation to issue the new options at the end of a six-month-plus-one-day waiting period at the then-market price. It is impossible to compute today the exact economic advantage of participating in the exchange offer. Although the plan is voluntary, the purpose is to retain our employees and remain competitive in attracting new resources. Accordingly, it is hoped the plan will benefit all participants.

Under the plan, Loral stock options with an exchange price of $2.00 or more may be exchanged in whole or in part as follows:

         - Existing options of $2.00 or more but less than or equal to $7.00 have an exchange ratio of 70 percent, i.e., for every ten existing options exchanged the holder will receive seven options.

         - Existing options of $7.01 or more have an exchange ratio of 25 percent, i.e. for every four existing options exchanged the holder will receive one option.

The offer to exchange option grants begins on February 5 and ends on March 6, 2003.


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Enclosed with this letter are documents that explain the program in great detail along with forms relevant to participating in the exchange. We suggest that you take time to read all of these materials carefully. They include:

         - SCHEDULE A (attached to this memo): lists all of your current option grants. Please note, however, that only those grants identified as either "096" or "2000" in the first column of Schedule A and have an exercise price of $2.00 or more will be eligible to participate in the exchange.

         - FAST FACTS: summarizes the details of the program and provides instructions for those who wish to participate in the exchange.

         - LETTER OF TRANSMITTAL (blue form): indicates your intention to exchange your options - this form is to be signed and sent (by fax or mail) as instructed. It is very important that you indicate on Schedule I (on the back page of the Letter of Transmittal) which option grants you are tendering for exchange. If you do not complete Schedule I to the Letter of Transmittal, we will assume you want to exchange all eligible grants.

         - NOTICE OF CHANGE OF ELECTION (green form): in case you change your mind, this form reverses your Letter of Transmittal instructions. Indicate on Schedule I on the reverse side of this notice which option grants you are withdrawing from the exchange offer.

         - OFFER TO EXCHANGE: SEC-required document describing the program.


After reviewing the materials, if you have any questions regarding the exchange program you may call Loral's communications department at (212) 338-5670 between 9:00 a.m. and 5:00 p.m. Eastern Time.

Participation in the exchange program is completely VOLUNTARY. Because the program has potentially significant financial implications, you should consult your financial advisor as you make your decision. The company is not making any recommendation as to whether you should participate.

As we go forward, we're going to need the best efforts of every one of you to take advantage of the enormous opportunities before us. The purpose of this program is to recognize and reward the value of your past and future contributions to Loral while providing you with a way to build your ownership in Loral. The talent and experience you've committed to Loral are clearly our most valuable assets and we are grateful for your efforts on the company's behalf.


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